Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Annual Report (Form 10-K) of Media General, Inc., of our report dated January 15, 2004, with respect to the consolidated financial statements of SP Newsprint Co. and subsidiaries included in this Annual Report (Form 10-K) of Media General, Inc.

Our audits also included the financial statement Schedule of SP Newsprint Co., listed in Item 15(a). This Schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement Schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the following Registration Statements of our report dated January 15, 2004, with respect to the consolidated financial statements of SP Newsprint Co. and subsidiaries, and our report included in the preceding paragraph with respect to the financial statement schedule of SP Newsprint Co. and subsidiaries, included in this Annual Report (Form 10-K) of Media General, Inc., for the fiscal year ended December 28, 2003.

Registration Statement Number	Description
2-56905	Form S-8
33-23698	Form S-8
33-26853	Form S-3
33-52472	Form S-8
333-16731	Form S-8
333-16737	Form S-8
333-69527	Form S-8
333-54624	Form S-8
333-57538	Form S-8
333-67612	Form S-3

/s/ Ernst & Young LLP

Atlanta, Georgia

March 5, 2004